Exhibit 4(c)

Form of Amendment No. 1 to the Sub-Investment Advisory Agreement

This Amendment dated as of                                   , 2011 is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), and BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor have entered into a Sub-Investment Advisory Agreement dated September 29, 2006 (the “Sub-Advisory Agreement”) pursuant to which the Advisor appointed the Sub-Advisor to act as sub-adviser with respect to Master Total Return Portfolio (formerly, Bond Portfolio) (the “Portfolio”), a series of Master Bond LLC (formerly Master Bond Trust (the “Master LLC”); and

WHEREAS, the Sub-Advisory Agreement provides that the Advisor will pay to the Sub-Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and

WHEREAS, the Sub-Advisory Agreement provides that the Sub-Advisory Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the Master LLC, including a majority of those Directors who are not parties to the Sub-Advisory Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the Investment Company Act of 1940, by a vote of a majority of the outstanding voting securities of the Portfolio; and

WHEREAS, the Board of Directors of the Master LLC, including a majority of those Directors who are not interested persons, specifically approved this amendment;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.               Schedule A of the Sub-Advisory Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Portfolio.

2.               Except as otherwise set forth herein, the terms and conditions of the Sub-Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Sub-Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name:
Title:

2

Schedule A

Pursuant to Section 7 of the Sub-Advisory Agreement, for that portion of the Master Total Return Portfolio for which the Sub-Advisor acts as sub-adviser, the Advisor shall pay a fee to the Sub-Advisor equal to forty-six percent (46%) of the advisory fee received by the Advisor from the Portfolio with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Advisor, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Advisor.